UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 7, 2007 (September 3, 2007)

BEA Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22369	77-0394711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 North First Street

San Jose, California 95131

(Address of principal executive offices, including zip code)

(408) 570-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously announced, the Audit Committee of the Board of Directors of BEA Systems, Inc. (the “Company”) has been conducting a review of the Company’s historical stock option grants. On February 14, 2007, the Company announced the principal conclusions of the review, and that certain current and former Company executives voluntarily agreed to repay certain gains realized from the exercise of stock options that were determined, in connection with the review, to have been mispriced. Alfred Chuang, who has served as the Company’s Chief Executive Officer since October 2001, realized approximately $2.45 million in pre-tax gains related to the mispricing of stock options granted to him in 1998 and 1999. Although Mr. Chuang was not responsible for the mispricing of these grants, the Audit Committee and the Board of Directors determined that Mr. Chuang should return to the Company the benefit he realized from the mispricing. Mr. Chuang agreed to do so.

In connection with its review, the Audit Committee determined that the original exercise prices of the options granted to Mr. Chuang in 1998 and 1999 were incorrect because there was insufficient evidence to determine that the grants had been approved on the dates stated on their face, March 19, 1998, March 17, 1999 and May 17, 1999. In the case of the March 19, 1998 and March 17, 1999 grants, the Audit Committee determined that in the absence of sufficient evidence of finality for accounting purposes supporting an earlier date, it anticipates that it will deem the options granted as of March 25, 1998 and April 6, 1999, the dates the options were entered into the Company’s stock option database. In the case of the May 17, 1999 grant, the Audit Committee determined that there was evidence to support a finding that the grant was approved at a meeting of the Company’s Compensation Committee held on July 14, 1999, and thus that it was appropriate and equitable for purposes of remediation to increase the exercise price of the grant to $6.875 per share, the closing price of the Company’s common stock on the immediately preceding date (as required by the terms of the Company’s stock option plan then in effect). However, the Audit Committee determined that this evidence was not sufficient evidence of finality for accounting purposes, and that for such purposes it anticipates that it will deem this option granted as of December 8, 1999, the date the option was entered into the Company’s stock option database. The accounting charge associated with this grant would be calculated based on the closing price of the Company’s common stock on the immediately preceding date, which was $30.34.

In order to return to the Company the gains realized as a result of the mispricings described above, Mr. Chuang and the Company entered into an agreement on September 3, 2007 cancelling outstanding options to purchase 423,605 shares of Company common stock, which options remained unexercised from the grant made to Mr. Chuang on May 17, 1999. The value of these options has been deemed to equal the approximately $2.45 million in pre-tax gains that Mr. Chuang realized based on the difference between the increased exercise price of $6.875 per share and the $12.70 per share closing price of the Company’s common stock on February 8, 2007, the date on which the Board of Directors met and accepted Mr. Chuang’s agreement to repay. Following this cancellation, Mr. Chuang will have options to purchase 601,255 shares of Company common stock outstanding under the May 17, 1999 grant. As previously disclosed, Mr. Chuang has agreed to reprice his outstanding options to the appropriate price as determined by the Audit Committee. For his outstanding options under the May 17, 1999 grant, this price will be $6.875 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

Date: September 7, 2007	By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer